Exhibit 99.1

Sensei Biotherapeutics Reports Full Year 2024 Financial Results and Update on Clinical Progress

- Preliminary efficacy data from Phase 1/2 dose expansion cohort show durable responses and tumor shrinkage in a PD-(L)1 resistant “hot” tumor patient population -

- Solnerstotug continues to demonstrate a well-tolerated safety and tolerability profile -

- Achieved target enrollment in dose expansion cohort; full data expected by year-end 2025 -

- Cash runway into the second quarter of 2026 -

BOSTON, MA – March 28, 2025– Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients, today reported financial results for the full year 2024, and provided corporate updates.

“2024 was a pivotal year for Sensei, as we advanced solnerstotug through dose expansion and began to demonstrate its clinical potential in patients who have progressed on and are resistant to PD-(L)1 therapy” said John Celebi, President and CEO of Sensei Bio. “The responses we’ve observed in PD-(L)1 resistant tumors are highly encouraging and we believe support solnerstotug’s differentiated approach to targeting VISTA. In the context of available data across checkpoint inhibitor regimens, solnerstotug stands out for its encouraging response rates and favorable tolerability profile in PD-(L)1 resistant tumors, a setting with limited treatment options and no approved therapies targeting VISTA. We are now focused on completing dose expansion for patients on study and finalizing a robust Phase 2 strategy.”

Highlights and Milestones

Solnerstotug (formerly SNS-101) is a conditionally active antibody designed to selectively target the immune checkpoint VISTA (V-domain Ig suppressor of T cell activation) within the tumor microenvironment. VISTA is implicated in numerous cancer indications and its expression correlates with low survival rates.

Sensei is conducting a multi-center Phase 1/2 clinical trial to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and efficacy of solnerstotug as both a monotherapy and in combination with Regeneron’s PD-1 inhibitor Libtayo® (cemiplimab) in patients with advanced solid tumors. Recent updates include:

•	Preliminary Activity in PD-(L)1 Resistant “Hot” Tumors

In March 2025, Sensei presented preliminary dose expansion data showing, as of the data cutoff of March 17, 2025:

•

Among 21 evaluable PD-(L)1 resistant “hot” tumor patients, the combination of solnerstotug + cemiplimab demonstrated a 14% ORR (overall response rate), which is almost 3x higher than historical PD-(L)1 rechallenge response rates (≤5%), and a 62% DCR (disease control rate), suggesting meaningful disease control in resistant tumors.

•	One durable complete response in a patient with Merkel Cell Carcinoma (MCC).

•	Two partial responses (PRs): one in a second MCC patient and one in a microsatellite instability-high (MSI-H) Colorectal Cancer (CRC) patient.

•	All patients with tumor shrinkage remain on treatment, suggesting potential for prolonged clinical benefit.

•	An additional 11 patients have not yet reached the first baseline scan, and an additional eight patients discontinued the study prior to any post-baseline scan.

•	All patients in this cohort had progressed on prior PD-(L)1.

Yesterday, Sensei hosted an investor webcast to discuss the dose expansion data, featuring Company leadership and Dr. Shiraj Sen, M.D., Medical Oncologist and Director of Clinical Research at NEXT-Oncology, Dallas, an investigator on the Phase 1/2 study. The replay of the webcast is available here.

•	Favorable Safety Profile:

•

Solnerstotug continues to be well tolerated, with no dose-limiting toxicities and the majority of AEs Grade 1 or 2 in severity to date. Out of 60 patients, there have been four (7%) cases of Grade 1 cytokine release syndrome (CRS), all mild and manageable. Two patients in the combination cohort experienced immune-mediated events.

•	Clinical Progress and Outlook:

•	Target enrollment (n=60) in the dose expansion cohort has been achieved.

•	Full expansion data expected by year-end 2025.

•	Scientific and Clinical Visibility:

Sensei presented new data and mechanistic insights across multiple forums in 2024:

•	SITC 2024: Spatial proteomic profiling of VISTA and PSGL-1 in diverse tumor types.

•

Nature Communications: Sensei published a peer-reviewed research paper in Nature Communications in April 2024 describing the mechanism of action of solnerstotug selectively targeting the active form of VISTA within the tumor microenvironment.

•	PEGS Europe, IO360, Keystone Symposia, and others: Continued showcasing of solnerstotug and the TMAb™ platform.

Corporate Updates

•	In Q4, Sensei implemented an organizational restructuring to streamline operations and focus resources on clinically advancing solnerstotug.

•	Appointed Josiah Craver as Senior Vice President of Finance and later as Principal Financial and Accounting Officer.

•	Named Ron Weitzman, M.D., F.A.C.P., as part-time Chief Medical Officer.

Year End 2024 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $41.3 million as of December 31, 2024, as compared to $65.8 million as of December 31, 2023. Sensei expects its current cash balance to fund operations into the second quarter of 2026.

Research and Development (R&D) Expenses: R&D expenses were $18.6 million for the year ended December 31, 2024, compared to $18.3 million for the year ended December 31, 2023. The increase in R&D expenses was primarily attributable to higher expense associated with clinical trials and one-time employee termination benefits primarily offset by lower preclinical research expense and consulting fees.

General and Administrative (G&A) Expenses: G&A expenses were $13.0 million for the year ended December 31, 2024, compared to $18.8 million for the year ended December 31, 2023. The decrease in G&A expense was primarily attributable to lower costs for external professional services, lower personnel costs, and lower insurance costs.

Net Loss: Net loss was $30.2 million for the year ended December 31, 2024, compared to $34.1 million for the year ended December 31, 2023.

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb™ (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable immunosuppressive signals or activate immunostimulatory signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead product candidate is solnerstotug, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. For more information, please visit www.senseibio.com, and follow the company on X @SenseiBio and LinkedIn.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$18,627	$18,299
General and administrative	13,036	18,765
Long-lived asset impairment	951	—

Total operating expenses	32,614	37,064

Loss from operations	(32,614)	(37,064)
Total other income	2,457	2,963
Net loss	(30,157)	(34,101)

Net loss attributable to common stockholders	(30,157)	(34,101)
Net loss per share, basic and diluted	$(1.20)	$(1.22)

Weighted-average common shares outstanding, basic and diluted	25,117,238	27,952,857

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$9,994	$13,011
Marketable securities	31,341	52,746
Total assets	45,361	74,374
Total liabilities	6,975	9,479
Total stockholders’ equity	38,386	64,895

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Sensei’s product candidates, the timing of Sensei’s Phase 1/2 clinical trial of solnerstotug, including reporting of data therefrom, and its belief that its existing cash and cash equivalents will be sufficient to fund its operations into the second quarter of 2026. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Sensei’s product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Sensei’s product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies and clinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Sensei’s product candidates; the risk that Sensei’s product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Sensei anticipates; risks associated with Sensei’s dependence on third-party suppliers and manufacturers, including sole source suppliers, over which Sensei may not always have full control; risks regarding the accuracy of Sensei’s estimates of expenses, capital requirements and needs for additional financing; and other risks and uncertainties that are described in Sensei’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 28, 2025 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Michael Biega

Senior Director, Investor Relations

Sensei Biotherapeutics

mbiega@senseibio.com

Media Contact:

Joyce Allaire

LifeSci Advisors

Jallaire@lifesciadvisors.com